Exhibit 10.13

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of December 20, 2006, by and between Vista Staffing Solutions, Inc. (together with its affiliates, the “Company”), On Assignment, Inc. (“OA”) and Mark S. Brouse (“Executive”).  The Company, OA and Executive are later in this Agreement sometimes referred to individually as a “Party” or collectively as the “Parties.”

RECITALS

A.            Concurrently with the execution of this Agreement, OA, VSS Holdings, Inc. and certain other Parties will enter into that certain Stock Purchase Agreement dated as of the date hereof (the “Stock Purchase Agreement”), pursuant to which OA will become the owner of all the outstanding shares of VSS Holdings, Inc.;

B.            In connection with the consummation and closing of the transactions contemplated by the Stock Purchase Agreement (the “Closing,” and the date on which the Closing occurs, the “Effective Date”), the Company and Executive desire that, immediately as of the Closing, the Company shall employ Executive, and Executive shall accept such employment, on the terms and subject to the conditions set forth herein; and

C.            Although this Agreement will be executed by the Parties prior to the Closing, this Agreement will become effective only if the Closing occurs and shall be null and void and of no force or effect if the Closing does not occur for any reason.

AGREEMENT

1.             Employment Term.  Subject to the provisions for earlier termination hereinafter provided, Executive’s employment shall continue for a term commencing on the Effective Date and ending on December 31, 2008 (the “Initial Termination Date”); provided, that this Agreement shall be automatically extended for one additional year on the Initial Termination Date and on each subsequent anniversary of the Initial Termination Date unless either Executive or the Company elects not to so extend such term by notifying the other Party, in accordance with Section 7 below, of such election not less than sixty days prior to the Initial Termination Date, or any anniversary thereof, as applicable (in any case, the “Employment Period”).

2.             Position and Duties.

(a)           Position.  During the Employment Period, Executive shall serve as the President of the Company and shall perform such employment duties and shall have such rights, privileges and authority as are usual and customary for such position.  Executive shall report to Chief Executive Officer of OA (currently Peter Dameris).  OA shall retain full direction and control of the means and methods by which Executive performs the above services.  At OA’s reasonable request, Executive shall serve OA, the Company and/or their subsidiaries and affiliates in such other offices and capacities in addition to serving as the President of the Company as the Company shall designate, consistent with Executive’s position as President of the Company, without additional compensation beyond that specified in this Agreement.

(b)           Place of Employment.  During the Employment Period, Executive shall perform the services required by this Agreement at the Company’s principal offices in Salt Lake City, Utah, unless otherwise mutually agreed upon by the Parties.  Notwithstanding the foregoing, Executive may from time to time be required to travel temporarily to other locations on the Company’s business.

(c)           Exclusivity.  During the Employment Period, except for such other activities as the Compensation Committee of OA (the “Committee”) shall approve in writing in its sole discretion and as provided below in this Section 2(c), Executive shall devote Executive’s entire business time, business attention and business energies to the business and affairs of the Company, to the performance of Executive’s duties under this Agreement and to the promotion of the Company’s interests, and shall not (i) accept any other employment, directorship or consultancy, or (ii) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that is or may be competitive with, or that might place Executive in a competing position to, that of the Company or OA.  Notwithstanding the foregoing, nothing herein shall prohibit Executive from (x) serving on up to two boards (or similar bodies) of charitable organizations, or (y) continuing to own his current ownership interest and to serve as a member of the Board of Directors (or comparable body) of Phar Technology, LLC, to the extent, in all cases, that such activities do not materially interfere with Executive’s duties and responsibilities to the Company, as determined in the reasonable discretion of the Committee.

3.             Compensation.

(a)           Base Salary.  During the Employment Period, the Company shall pay Executive a base salary (the “Base Salary”) initially set at $261,000 per year, payable in accordance with the Company’s normal payroll procedures applicable to similarly situated senior executives of OA, as in effect from time to time.  Beginning in calendar year 2008 and thereafter during the Employment Period, the Base Salary shall be subject to annual review and increase (but not decrease) in the sole discretion of the Committee.

(b)           Annual Bonus.  In addition to the Base Salary, Executive shall be eligible to earn an annual cash bonus in respect of each calendar year during the Employment Period beginning in calendar year 2007, as described below (each, an “Annual Bonus”), subject in each case to Executive’s continued employment through the 31st day of December in the year in respect of which any Annual Bonus becomes payable.  In respect of calendar year 2007, Executive shall be eligible to earn, and if and to the extent earned, shall be paid, an Annual Bonus of up to $195,750, determined as follows: (i) if, during 2007, the Company attains earnings before income, tax, depreciation and amortization, each determined in accordance with United States GAAP, consistently applied, as reported on its consolidated financial statements for such period (“EBITDA”) of no less than 110% of budgeted EBITDA (“2007 Target EBITDA”), the 2007 Annual Bonus shall equal no less than $97,875, and (ii) for each percentage point by which the Company’s 2007 EBITDA exceeds 2007 Target EBITDA up to 130% of 2007 Target EBITDA, the 2007 Annual Bonus shall be increased by no less than $4,893.75, up to an additional 2007 Annual Bonus amount of $97,875 (and  up to a total 2007 Annual Bonus of

$195,750), provided, that if the Company does not attain 2007 Target EBITDA, an Annual Bonus shall only become payable to Executive in respect of calendar year 2007 if the Committee, in its sole discretion, so determines.  In respect of calendar years during the Employment Period beginning after 2007, any Annual Bonus shall be determined by reference to the attainment of objective performance criteria, which criteria shall be determined by the Committee within sixty days after the start of the applicable calendar year.  Each Annual Bonus shall be paid to Executive, to the extent that any such Annual Bonus becomes payable, within thirty days after the date on which the Committee conclusively determines the extent to which the applicable performance criteria have (or have not) been met.

(c)           Credit Card Reward Miles.  During the Employment Period, the Company shall provide Executive with a corporate American Express card (or similar major credit card) to be used solely for the purpose of paying expenses that would otherwise be reimbursable pursuant to Section 3(f) below.  To the extent that Executive accrues miles (or comparable reward credit, “Miles”) based on Executive’s use of such corporate credit card (i) for expenses incurred directly by Executive for Executive’s travel, lodging and/or other individual business expenses, Executive shall be permitted to apply any Miles so accrued to personal and/or business use in Executive’s sole discretion, and (ii) for expenses incurred on behalf of other employees or consultants of the Company (including without limitation, other employees’ or consultants’ travel and lodging) or items or services purchased on behalf of the Company, Executive shall apply such Miles to the purchase of travel, lodging and/or  related upgrades associated with business-related travel only.  To the extent that any Miles accrued for expenses described in clause (ii) of this section 3(c) are not applied by Executive as described in such clause (ii), such Miles shall be and remain the sole property of the Company.

(d)           Benefit Plans; Technology.  During the Employment Period, Executive and Executive’s legal dependants shall be eligible to participate in the welfare benefit plans, policies and programs (including, if applicable, medical, dental, disability, life and accidental death insurance plans and programs) maintained by OA generally for its senior executives.  In addition, during the Employment Period, Executive shall be eligible to participate in such incentive, savings and retirement plans, policies and programs as are made available to similarly situated senior executives of OA, provided, that the OA shall have no obligation, in any case, to adopt, maintain or continue any such plans, policies or programs.  During the Employment Period, Executive shall be eligible to receive technology equipment and support commensurate with Executive’s position and comparable to that provided to similarly situated senior executives of OA.

(e)           Vacation.  During the Employment Period, Executive shall be entitled to four weeks of paid vacation per calendar year, pro rated for any service by Executive during any partial calendar year, provided, that Executive shall not accrue any vacation time in excess of four weeks.

(f)            Expenses.  During the Employment Period, Executive shall be entitled to receive prompt reimbursement of all reasonable business expenses incurred by Executive in accordance with the expense reimbursement policy of OA applicable to senior executives of OA, as in effect from time to time, provided that Executive properly substantiates such expenses in accordance with such policy.

(g)           Charitable Contributions.  Beginning in calendar year 2007, each year during the Employment Period, Executive may designate a charitable organization that is exempt from taxation under Section 501(c)(3) of the Internal Revenue Code to which the Company shall contribute up to $5,000 prior to the end of such year, as directed by Executive, provided that Executive remains employed by the Company through the end of such year.

4.             Termination of Employment.

Either the Company or Executive may terminate Executive’s employment at any time for any reason or no reason, subject to the terms and conditions of this Section 4.  The following provisions shall control any such termination of Executive’s employment.

(a)           Termination Without Cause.  The Company may terminate Executive’s employment without Cause (as defined below) at any time during the Employment Period upon written notice to Executive provided in accordance with Section 7 below (for purposes of this Section 4(a), the date specified in any such notice provided in accordance with this Section 4(a) shall constitute the “Date of Termination”).  If Executive’s employment is terminated as provided in this Section 4(a), the Company shall promptly, or in the case of obligations described in clause (v) below, as such obligations become due to Executive, pay or provide to Executive, (i) Executive’s earned but unpaid Base Salary accrued through the Date of Termination, (ii) accrued but unpaid vacation time through the Date of Termination, (iii) any Annual Bonus required to be paid to Executive pursuant to this Agreement for any calendar year of the Company ending prior to the Date of Termination, to the extent payable, but not previously paid, (iv) reimbursement of any business expenses incurred by Executive prior to the Date of Termination that are reimbursable under Section 3(f) above, and (v) any vested benefits and other amounts due to Executive under any plan, program or policy of the Company or OA (together, the “Accrued Obligations”).  In addition, subject to Executive’s execution and non-revocation of a binding Release (as defined below) in accordance with Section 4(g) below and Executive’s continued compliance with the Confidentiality Agreement (as defined below), Executive shall be entitled to the following payments and benefits from the Company (the “Severance”):

(1)                                  continued payment of Executive’s Base Salary at the rate in effect as of the Date of Termination for a period of twelve months following the Date of Termination, in accordance with the Company’s normal payroll procedures applicable to senior executives of OA, as in effect from time to time;

(2)                                  continued healthcare coverage for Executive and Executive’s legal dependents for a period of twelve months from the Date of Termination, to the extent each such individual received healthcare coverage provided by the Company immediately prior to such termination of employment, at the same cost to Executive as such coverage cost Executive immediately prior to such termination (subject to premium increases affecting participants in such plan(s) generally), provided that Executive properly elects continuation healthcare coverage under Section 4980B of the Internal Revenue Code and the regulations thereunder (“COBRA”); the healthcare coverage described in this Section 4(a)(2) shall be in addition to and not in lieu or a part of any continued healthcare coverage to which Executive would otherwise be entitled under COBRA absent this Section 4(a)(2), for which continued healthcare coverage Executive shall remain eligible following such twelve-month continuation period at Executive’s sole expense as and to the extent provided by law; and

(3)                                  a pro rated portion of the Annual Bonus that would otherwise become payable in respect of the year in which the Date of Termination occurs (if any), if and to the extent that, as of the Date of Termination, the Company is on track to attain the performance objectives applicable to such Annual Bonus, as determined in the reasonable discretion of the Committee, provided, that if performance objectives have not yet been determined for such Annual Bonus, then no amount shall become payable pursuant to this Section 4(a)(3).

(b)           Constructive Termination.  Executive may terminate Executive’s employment upon the occurrence of a Constructive Termination (as defined below) at any time during the Employment Period upon written notice to OA provided in accordance with Section 7 below (for purposes of this Section 4(b), the date specified in any such notice shall, subject to any applicable cure period, constitute the “Date of Termination”).  If Executive’s employment is terminated as provided in this Section 4(b), the Company shall promptly, or in the case of obligations described in clause 4(a)(v) above, as such obligations become due to Executive, pay or provide to Executive the Accrued Obligations.  In addition, upon a Constructive Termination, subject to Executive’s execution and non-revocation of a binding Release in accordance with Section 4(g) below and Executive’s continued compliance with the Confidentiality Agreement, Executive shall be entitled to receive the Severance.

(c)           Death; Disability.  If Executive dies during the Employment Period or Executive’s employment is terminated due to Executive’s Disability (as defined below), Executive or Executive’s estate, as applicable, shall be entitled to receive the Accrued Obligations promptly, or, in the case of benefits described in Section 4(a)(v) above, as such obligations become due to Executive.  In addition, subject to Executive’s (or Executive’s estate’s) execution and non-revocation of a binding Release in accordance with Section 4(g) below and Executive’s continued compliance with the Confidentiality Agreement (upon a

Disability termination), Executive (or Executive’s estate) shall be entitled to receive the Severance.  For purposes of this Section 4(c), “Date of Termination” shall mean the date of Executive’s death or the date on which the Committee notifies Executive, in accordance with Section 7 below, that Executive’s employment has terminated due to Executive’s Disability, as applicable.

(d)           Cause.  If Executive’s employment becomes terminable by the Company for Cause, the Company may terminate Executive’s employment immediately upon notice to Executive provided in accordance with Section 7 below, and Executive shall be entitled to receive the Accrued Obligations promptly or, in the case of benefits described in Section 4(a)(v) above, as such obligations become due to Executive.

(e)           Resignation.  Executive may terminate Executive’s employment upon sixty days’ notice to OA provided in accordance with Section 7 below, subject to OA’s right to waive any or all of such notice period.  If Executive so terminates Executive’s employment, Executive shall be entitled to receive the Accrued Obligations promptly, or, in the case of benefits described in Section 4(a)(v) above, as such obligations become due to Executive.  If the Company elects to waive the notice period provided for in this Section 4(e), Executive shall not be entitled to any compensation in respect of such period.

(f)            Other Terminations.  If Executive’s employment terminates for any reason other than those specified in Sections 4(a), (b), (c), (d) or (e) above (including without limitation, expiration of the Employment Period or election by the Company or Executive not to extend the Employment Period), the Company shall promptly, or in the case of items described in Section 4(a)(v) above, as such obligations become due to Executive, pay or provide to Executive the Accrued Obligations.

(g)           Release; Exclusivity of Benefits.  Notwithstanding anything in this Agreement to the contrary, it shall be a condition to Executive’s right to receive the Severance that Executive (or Executive’s estate) execute, deliver to the Company and not revoke a general release of claims in a form reasonably prescribed by the Company (the “Release”).  Except as expressly provided in this Section 4, upon the termination of Executive’s employment, the Company shall have no obligations to Executive in connection with Executive’s employment with the Company or the termination thereof.

(h)           Definitions.

“Cause” shall mean (i) a material breach of this Agreement by Executive; (ii) the willful or repeated failure or refusal by Executive substantially to perform Executive’s material duties hereunder; (iii) Executive’s commission of any felony or other crime involving moral turpitude, (iv) fraud, embezzlement or misappropriation by Executive relating to the Company or its funds, properties, corporate opportunities or other assets to the extent that the Company reasonably determines such act to be materially injurious to the Company, or (v) Executive repeatedly acting in a manner or repeatedly making any statements, in either case, which the Company reasonably determines to be detrimental or damaging to the reputation, operations, prospects or business relations of the Company.

“Disability” shall mean that Executive has become entitled to receive benefits under the applicable provisions of a Company long-term disability insurance program or, if no such program is applicable to Executive, then Disability means Executive’s incapacity due to physical or mental illness during which Executive is unable to substantially perform Executive’s duties under this Agreement for a period of 6 consecutive months or for 180 days within any 365-day period or which can reasonably be expected to continue indefinitely, in any case, as determined by the Committee.

“Constructive Termination” shall mean (i) a material reduction in Executive’s duties or responsibilities; (ii) a material reduction of the Base Salary to which Executive is entitled as of the Effective Date; (iii) the assignment to Executive of duties or responsibilities that are materially inconsistent with Executive’s position as the President of the Company; (iv) any action by the Company or OA that requires, or would require, Executive to take any action that is illegal or unethical; or (v) the relocation by the Company of Executive’s principal place of work to a location outside of Salt Lake County, Utah.  Notwithstanding the foregoing, no such act(s) or omission(s) shall constitute Constructive Termination unless Executive notifies the Company in accordance with Section 7 below within 60 days after the occurrence of the act(s) or omission(s) that Executive believes constitute Constructive Termination and the Company fails to cure any such act(s) or omission(s) within 15 days of receipt of such notice.

5.             Confidentiality, Nonsolicitation and Noncompetition.  Concurrently herewith, Executive agrees to execute and comply with the terms of the Confidentiality, Nonsolicitation and Noncompetition Agreement attached hereto as Exhibit A (the “Confidentiality Agreement”).  The compensation and benefits provided under this Agreement, together with the compensation and benefits provided under the Stock Purchase Agreement, any Severance obligations arising hereunder and other good and valuable consideration are hereby acknowledged by the Parties hereto to constitute adequate consideration for Executive’s entering into the Confidentiality Agreement.

6.             Representations.

(a)           No Violation of Other Agreements.  Executive hereby represents and warrants to the Company that (i) Executive is entering into this Agreement voluntarily and that the performance of Executive’s obligations hereunder will not violate any agreement between Executive and any other person, firm, organization or other entity, including without limitation, any agreements with the Company or any of its affiliates, and (ii) Executive is not bound by the terms of any agreement with any previous employer or other Party to refrain from competing, directly or indirectly, with the business of such previous employer or other Party that would be violated by Executive’s entering into this Agreement and/or providing services to the Company pursuant to the terms of this Agreement.

(b)           No Disclosure of Confidential Information.  Executive’s performance of Executive’s duties under this Agreement will not require Executive to, and Executive shall not, rely on in the performance of Executive’s duties or disclose to the Company or any other person or entity or induce the Company in any way to use or rely on any trade secret or other confidential or proprietary information or material belonging to any previous employer of Executive.

7.             Notice.  Any notice or other communication required or permitted under this Agreement shall be effective only if it is in writing and delivered personally or sent by fax, email or registered or certified mail, postage prepaid, addressed as follows (or if it is sent through any other method agreed upon by the Parties):

If to OA:

On Assignment, Inc.

26651 W. Agoura Road
Calabasas, CA 91302

Tel: (818) 878-7900

Attention: Chief Executive Officer

If to Executive: to the most current home address on file with the Company’s Human Resources Department,

or to such other address as any Party may designate by notice to the other in accordance with this Section 7, and shall be deemed to have been given upon actual receipt.

8.             Effectiveness.  Although this Agreement will be executed by the Parties prior to the Closing, the effectiveness of this Agreement is subject to and conditioned upon the occurrence of the Closing.  Therefore, this Agreement shall become effective only upon the Closing, it being understood that this Agreement shall be null and void and of no force or effect if the Closing is not consummated for any reason.

9.             Miscellaneous.

(a)           Governing Law.  The rights and duties of the Parties will be governed by the local law of the State of Utah, excluding any choice-of-law rules that would require the application of the laws of any other jurisdiction.  The Parties consent to the jurisdiction of the state and federal courts located in the state of Utah to adjudicate any disputes between the Parties.

(b)           Captions.  The captions of this Agreement are not part of the provisions hereof, rather they are included for convenience only and shall have no force or effect.

(c)           Amendment.  The terms of this Agreement may not be amended or modified other than by a written instrument executed by the Parties or their respective successors.

(d)           Withholding.  The Company shall withhold from any amounts payable under this Agreement all federal, state, local and/or foreign taxes, as the Company determines to be legally required pursuant to any applicable laws or regulations.

(e)           No Waiver.  Failure by any Party to insist upon strict compliance with any provision of this Agreement or to assert any right such Party may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(f)            Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(g)           Construction.  The Parties hereto acknowledge and agree that each Party has reviewed and negotiated the terms and provisions of this Agreement and has had the opportunity to contribute to its revision.  Accordingly, the rule of construction to the effect that ambiguities are resolved against the drafting Party shall not be employed in the interpretation of this Agreement.  Rather, the terms of this Agreement shall be construed fairly as to all Parties and not in favor or against any Party by the rule of construction abovementioned.

(h)           Assignment.  This Agreement is binding on and for the benefit of the Parties and their respective permitted successors, heirs, executors, administrators and other legal representatives.  Neither this Agreement nor any right or obligation hereunder may be assigned by Executive.

(i)            Payment of Fees and Expenses.  In the event that any Party initiates legal proceedings seeking legal or equitable relief, including without limitation, any arbitration proceedings pursuant to Section 9(k) below, relating to one or more issues of or concerning an alleged breach of any provision of this Agreement or seeking enforcement of any provision of this Agreement, the Party that prevails in such legal proceeding with respect to any such issue shall be entitled to payment from the non-prevailing Party of all reasonable attorneys’ fees and expenses incurred by the prevailing Party in connection with any such legal proceeding.  “Expenses” shall include, but not be limited to, all reasonable expenses and will not be limited to costs as defined by Rule 54 of the Utah Rules of Civil Procedure.

(j)            Entire Agreement.  As of the Effective Date, this Agreement, together with the Confidentiality Agreement, constitutes the final, complete and exclusive agreement and understanding between Executive, OA the Company with respect to the subject matter hereof and replaces and supersedes any and all other agreements, offers or promises, whether oral or written, made to Executive by the Company, OA or any representative thereof.

(k)           Arbitration of Disputes.  Any dispute, controversy, or claim arising out of or relating to this Agreement, or the breach of this Agreement, shall be settled or resolved by binding arbitration administered by the American Arbitration Association in accordance with its Employment Arbitration Rules and Mediation Procedures (which rules are available at www.adr.org), as said rules may be amended, supplemented, or replaced by action of the American Arbitration Association, and judgment on the award rendered by the arbitrator may be entered in and fully enforced by any court having jurisdiction thereof.

(l)            Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

(m)          Construction.  Where the context requires, the singular shall include the plural, the plural shall include the singular and any gender shall include both genders.

IN WITNESS WHEREOF, Executive has hereunto set Executive’s hand and the Company and OA have each caused these presents to be executed in their respective names on their respective behalves, all as of the day and year first above written.

ON ASSIGNMENT, INC.

By:	/s/ Peter Dameris
Name: Peter Dameris
Title: Chief Executive Officer

VISTA STAFFING SOLUTIONS, INC.

By:	/s/ Kathryn E. Hoffman-Abby
Name: Kathryn E. Hoffman-Abby
Title: Executive Vice President

/s/ Mark S. Brouse
Mark S. Brouse

Exhibit A

[CONFIDENTIALITY AGREEMENT]